Exhibit (d4)

ASSUMPTION OF MONEY MANAGER AGREEMENT

This ASSUMPTION OF MONEY MANAGER AGREEMENT is made as of December 11, 2020, by and between Amundi Pioneer Institutional Asset Management, Inc., a Delaware company (“APIAM”), and Amundi Pioneer Asset Management, Inc., a Delaware company (“APAM”).

WHEREAS, APIAM is a registered investment adviser pursuant to the Investment Advisers Act of 1940, as amended, which currently provides investment advisory and sub-advisory services to investment companies registered under the Investment Company Act of 1940, as amended;

WHEREAS, APIAM has provided investment advisory services to TIFF Multi-Asset Fund, a series of TIFF Investment Program (“TIP”), pursuant to that certain Money Manager Agreement dated as of November 12, 2015 between Amundi Smith Breeden LLC, APIAM’s predecessor (“ASB”), and TIP (the “Agreement”), with ASB’s obligations under the Agreement subsequently assumed by APIAM under the Assumption of Money Manager Agreement between ASB and APIAM dated as of December 1, 2017;

WHEREAS, APAM also is a registered investment adviser pursuant to the Investment Advisers Act of 1940, as amended;

WHEREAS, effective on or about January 1, 2021, APIAM will merge with and into APAM under Delaware law (the “Merger”) and, after the Merger, the investment advisory services currently provided by APIAM will be provided through APAM as the surviving entity in the Merger;

WHEREAS, effective on or about January 1, 2021, APAM will change its name to Amundi Asset Management US, Inc. (the “Name Change”); and

WHEREAS, the Merger does not result in a change of actual control or management of APIAM and thus does not constitute an “assignment” of the Agreement under the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

NOW, THEREFORE, the parties hereto agree as follows:

1.            Effective with the Merger, the Agreement in effect between APIAM and TIP is hereby assumed in its entirety by APAM, except that all references to APIAM shall be replaced with references to APAM, reflecting the Name Change when effective.

2.            APAM, as the surviving entity of the Merger, shall have all of the rights of APIAM under the Agreement and agrees to perform and be bound by all the terms of the Agreement and the obligations and duties of APIAM thereunder.

3.            The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

IN WITNESS WHEREOF, the undersigned have executed this Assumption of Money Manager Agreement as of the date first set forth above.

AMUNDI PIONEER INSTITUTIONAL ASSET MANAGEMENT, INC.

By:	/s/ Tracy Connelly
Name: Tracy Connelly
Title: CAO

AMUNDI PIONEER ASSET MANAGEMENT, INC.

By:	/s/ Gregg Dooling
Name: Gregg Dooling
Title: CFO

ACKNOWLEDGED:

TIFF INVESTMENT PROGRAM

By:	/s/ Zane Hamid
Name: Zane Hamid
Title: Vice President

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